Exhibit 10.30

HORIZON PHARMA, INC.

DEFERRED COMPENSATION PLAN

Amended and Restated Effective January 1, 2018

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2.29	Payment Schedule	4
2.30	Performance-Based Compensation	5
2.31	Plan	5
2.32	Plan Year	5
2.33	Pre-2018 Deferrals	5
2.34	Post-2017 Deferrals	5
2.35	Retirement/Termination Account	5
2.36	Separation from Service	5
2.37	Specified Date Account	6
2.38	Specified Date Benefit	6
2.39	Specified Employee	6
2.40	Specified Employee Identification Date	7
2.41	Specified Employee Effective Date	7
2.42	Substantial Risk of Forfeiture	7
2.43	Termination Benefit	7
2.44	Unforeseeable Emergency	7
2.45	Valuation Date	7
2.46	Year of Service	7

Article 3 ELIGIBILITY AND PARTICIPATION		7
3.1	Eligibility and Participation	7
3.2	Duration	8

Article 4 DEFERRALS		8
4.1	Deferral Elections, Generally	8
4.2	Timing Requirements for Compensation Deferral Agreements	8
4.3	Allocation of Deferrals	10
4.4	Deductions from Pay	10
4.5	Vesting	10
4.6	Cancellation of Deferrals	10

Article 5 COMPANY CONTRIBUTIONS		11
5.1	Discretionary Company Contributions	11

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5.2	Matching Company Contributions	11
5.3	Vesting	11
5.4	Safe Harbor Matching Contributions	11

Article 6 BENEFITS		12
6.1	Benefits, Generally	12
6.2	Form of Payment	13
6.3	Administrative Discretion with Regard to Timing of Payments	15
6.4	Acceleration of or Delay in Payments	15
6.5	Designation of Beneficiaries	15

Article 7 MODIFICATIONS TO PAYMENT SCHEDULES		15
7.1	Participant’s Right to Modify	15
7.2	Time of Election	16
7.3	Date of Payment under Modified Payment Schedule	16
7.4	Effective Date	16
7.5	Effect on Accounts	16

Article 8 VALUATION OF ACCOUNT BALANCES; INVESTMENTS		16
8.1	Valuation	16
8.2	Earnings Credit	16
8.3	Investment Options	16
8.4	Investment Allocations	16
8.5	Unallocated Deferrals and Accounts	17
8.6	Company Stock	17
8.7	Diversification	17
8.8	Effect on Installment Payments	17
8.9	Dividend Equivalents	17

Article 9 ADMINISTRATION		17
9.1	Plan Administration	17
9.2	Administration Upon Change in Control	17
9.3	Withholding	18
9.4	Indemnification	18

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9.5	Delegation of Authority	18
9.6	Binding Decisions or Actions	18

Article 10 AMENDMENT AND TERMINATION		19
10.1	Amendment and Termination	19
10.2	Amendments	19
10.3	Termination	19
10.4	Accounts Taxable Under Code Section 409A	19

Article 11 INFORMAL FUNDING		19
11.1	General Assets	19
11.2	Rabbi Trust	20

Article 12 CLAIMS		20
12.1	Filing a Claim	20
12.2	Appeal of Denied Claims	21
12.3	Claims Appeals Upon Change in Control	22
12.4	Legal Action	23
12.5	Discretion of Appeals Committee	23

Article 13 GENERAL PROVISIONS		23
13.1	Assignment	23
13.2	No Legal or Equitable Rights or Interest	23
13.3	No Employment Contract	23
13.4	Notice	23
13.5	Headings	24
13.6	Invalid or Unenforceable Provisions	24
13.7	Lost Participants or Beneficiaries	24
13.8	Facility of Payment to a Minor	24
13.9	Governing Law	24

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HORIZON PHARMA, INC.

DEFERRED COMPENSATION PLAN

ARTICLE 1

ESTABLISHMENT AND PURPOSE

Horizon Pharma, Inc. (the “Company”) originally established the Horizon Pharma, Inc. Deferred Compensation Plan (the “Plan”), effective April 1, 2015. The Plan is hereby amended and restated effective January 1, 2018 (the “Restatement Effective Date”). The purpose of the Plan is to attract and retain key employees by providing Participants with an opportunity to defer receipt of a portion of their salary, bonus, and other specified compensation. The Plan is not intended to meet the qualification requirements of Code Section 401(a), but is intended to meet the requirements of Code Section 409A, and shall be operated and interpreted consistent with that intent.

The Plan constitutes an unsecured promise by a Participating Employer to pay benefits in the future. Participants in the Plan shall have the status of general unsecured creditors of the Company or the Adopting Employer, as applicable. Each Participating Employer shall be solely responsible for payment of the benefits of its employees and their beneficiaries. The Plan is unfunded for Federal tax purposes and is intended to be an unfunded arrangement for eligible employees who are part of a select group of management or highly compensated employees of the Employer within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Any amounts set aside to defray the liabilities assumed by the Company or an Adopting Employer will remain the general assets of the Company or the Adopting Employer and shall remain subject to the claims of the Company’s or the Adopting Employer’s creditors until such amounts are distributed to the Participants.

ARTICLE 2

DEFINITIONS

2.1    Account. Account means a bookkeeping account maintained by the Committee to record the payment obligation of a Participating Employer to a Participant as determined under the terms of the Plan. The Committee may maintain an Account to record the total obligation to a Participant and component Accounts to reflect amounts payable at different times and in different forms. Reference to an Account means any such Account established by the Committee, as the context requires. Accounts are intended to constitute unfunded obligations within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

2.2    Account Balance. Account Balance means, with respect to any Account, the total payment obligation owed to a Participant from such Account as of the most recent Valuation Date.

2.3    Adopting Employer. Adopting Employer means an Affiliate who, with the consent of the Company, has adopted the Plan for the benefit of its eligible employees.

2.4    Affiliate. Affiliate means a corporation, trade or business that, together with the Company, is treated as a single employer under Code Section 414(b) or (c).

2.5    Beneficiary. Beneficiary means a natural person, estate, or trust designated by a Participant in accordance with Section 6.5 of the Plan to receive payments to which a Beneficiary is entitled in accordance with provisions of the Plan.

2.6    Business Day. Business Day means each day on which the New York Stock Exchange is open for business.

2.7    Change in Control. Change in Control means, with respect to a Participating Employer any of the following events: (i) a change in the ownership of the Participating Employer, (ii) a change in the effective control of the Participating Employer, or (iii) a change in the ownership of a substantial portion of the assets of the Participating Employer.

For purposes of this Section, a change in the ownership of the Participating Employer occurs on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of the Participating Employer that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Participating Employer. A change in the effective control of the Participating Employer occurs on the date on which either: (i) a person, or more than one person acting as a group, acquires ownership of stock of the Participating Employer possessing 50% or more of the total voting power of the stock of the Participating Employer, taking into account all such stock acquired during the 12-month period ending on the date of the most recent acquisition, or (ii) a majority of the members of the Participating Employer’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such Board of Directors prior to the date of the appointment or election, but only if no other corporation is a majority shareholder of the Participating Employer . A change in the ownership of a substantial portion of assets occurs on the date on which any one person, or more than one person acting as a group, other than a person or group of persons that is related to the Participating Employer, acquires assets from the Participating Employer that have a total gross fair market value equal to or more than 75% of the total gross fair market value of all of the assets of the Participating Employer immediately prior to such acquisition or acquisitions, taking into account all such assets acquired during the 12-month period ending on the date of the most recent acquisition.

An event constitutes a Change in Control with respect to a Participant only if the Participant performs services for the Participating Employer that has experienced the Change in Control, or the Participant’s relationship to the affected Participating Employer otherwise satisfies the requirements of Treasury Regulation Section 1.409A-3(i)(5)(ii).

The determination as to the occurrence of a Change in Control shall be based on objective facts and in accordance with the requirements of Code Section 409A.

2.8    Claimant. Claimant means a Participant or Beneficiary filing a claim under Article XII of this Plan.

2.9    Code. Code means the Internal Revenue Code of 1986, as amended from time to time.

2.10    Code Section 409A. Code Section 409A means section 409A of the Code, and regulations and other guidance issued by the Treasury Department and Internal Revenue Service thereunder.

2.11    Committee. Committee means the committee appointed by the Board of Directors of the Company Parent (or the appropriate committee of such board) to administer the Plan. If no designation is made, the Compensation Committee of the Board of Directors of the Company Parent shall have and exercise the powers of the Committee.

2.12    Company. Company means Horizon Pharma, Inc.

2.13    Company Parent. Company Parent means Horizon Pharma Public Limited Company.

2.14    Company Contribution. Company Contribution means a credit by a Participating Employer to a Participant’s Account(s) in accordance with the provisions of Article V of the Plan. Company Contributions are credited at the sole discretion of the Participating Employer and the fact that a Company Contribution is credited in one year shall not obligate the Participating Employer to continue to make such Company Contribution in subsequent years. Unless the context clearly indicates otherwise, a reference to Company Contribution shall include Earnings attributable to such contribution.

2.15    Company Stock. Company Stock means phantom ordinary shares issued by the Company Parent.

2.16    Compensation. Compensation means a Participant’s base salary, bonus, commission, and such other cash or equity-based compensation (if any) approved by the Committee as Compensation that may be deferred under this Plan. Compensation shall not include any compensation that has been previously deferred under this Plan or any other arrangement subject to Code Section 409A.

2.17    Compensation Deferral Agreement. Compensation Deferral Agreement means an agreement between a Participant and a Participating Employer that specifies: (i) the amount of each component of Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV, and (ii) the Payment Schedule applicable to one or more Accounts. The Committee may permit different deferral amounts for each component of Compensation and may establish a minimum or maximum deferral amount for each such component. Unless otherwise specified by the Committee in the Compensation Deferral Agreement, Participants may defer up to 50% of their base salary and up to 100% of other types of Compensation for a Plan Year. A Compensation Deferral Agreement may also specify the investment allocation described in Section 8.4.

2.18    Death Benefit. Death Benefit means the benefit payable under the Plan to a Participant’s Beneficiary(ies) upon the Participant’s death as provided in Section 6.1 of the Plan.

2.19    Deferral. Deferral means a credit to a Participant’s Account(s) that records that portion of the Participant’s Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV. Unless the context of the Plan clearly indicates otherwise, a reference to Deferrals includes Earnings attributable to such Deferrals.

Deferrals shall be calculated with respect to the gross cash Compensation payable to the Participant prior to any deductions or withholdings, but shall be reduced by the Committee as necessary so that it does not exceed 100% of the cash Compensation of the Participant remaining after deduction of all required income and employment taxes, 401(k) and other employee benefit deductions, and other deductions required by law. Changes to payroll withholdings that affect the amount of Compensation being deferred to the Plan shall be allowed only to the extent permissible under Code Section 409A.

2.20    Director. Director means a member of the Board of Directors of the Company, the Board of Directors of the Company Parent or the Board of Directors of any other Affiliate.

2.21    Earnings. Earnings means an adjustment to the value of an Account in accordance with Article VIII.

2.22    Eligible Employee. Eligible Employee means a member of a “select group of management or highly compensated employees” of a Participating Employer within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, as determined by the Committee from time to time in its sole discretion.

2.23    Employee. Employee means a common-law employee of an Employer.

2.24    Employer. Employer means, with respect to Employees it employs, the Company and each Affiliate.

2.25    ERISA. ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.26    Fiscal Year Compensation. Fiscal Year Compensation means Compensation earned during one or more consecutive fiscal years of a Participating Employer, all of which is paid after the last day of such fiscal year or years.

2.27    Participant. Participant means an Eligible Employee who has received notification of his or her eligibility to defer Compensation under the Plan under Section 3.1 and any other person with an Account Balance greater than zero, regardless of whether such individual continues to be an Eligible Employee. A Participant’s continued participation in the Plan shall be governed by Section 3.2 of the Plan.

2.28    Participating Employer. Participating Employer means the Company and each Adopting Employer.

2.29    Payment Schedule. Payment Schedule means the date as of which payment of an Account under the Plan will commence and the form in which payment of such Account will be made.

2.30    Performance-Based Compensation. Performance-Based Compensation means Compensation where the amount of, or entitlement to, the Compensation is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months. Organizational or individual performance criteria are considered pre-established if established in writing by not later than 90 days after the commencement of the period of service to which the criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established. The determination of whether Compensation qualifies as “Performance-Based Compensation” will be made in accordance with Treas. Reg. Section 1.409A-1(e) and subsequent guidance.

2.31    Plan. Generally, the term Plan means the “Horizon Pharma, Inc. Deferred Compensation Plan” as documented herein and as may be amended from time to time hereafter. However, to the extent permitted or required under Code Section 409A, the term Plan may in the appropriate context also mean a portion of the Plan that is treated as a single plan under Treas. Reg. Section 1.409A-1(c), or the Plan or portion of the Plan and any other nonqualified deferred compensation plan or portion thereof that is treated as a single plan under such section.

2.32    Plan Year. Plan Year means January 1 through December 31; provided, however, the initial Plan Year shall be the period commencing on April 1, 2015 and ending on December 31, 2015.

2.33    Pre-2018 Deferrals. Pre-2018 Deferrals means all Deferrals and Company Contributions contributed to the Participant’s Account that are contributions for Plan Years commencing prior to January 1, 2018 and any related earnings.

2.34    Post-2017 Deferrals. Post-2017 Deferrals means all Deferrals and Company Contributions contributed to the Participant’s Account that are contributions for Plan Years commencing on or after January 1, 2018 and any related earnings.

2.35    Retirement/Termination Account. Retirement/Termination Account means an Account established by the Committee to record the amounts payable to a Participant upon Separation from Service. Unless the Participant has established a Specified Date Account, all Deferrals and Company Contributions shall be allocated to a Retirement/Termination Account on behalf of the Participant.

2.36    Separation from Service. With respect to an Employee a “Separation from Service” means an Employee’s termination of service with the Employer. In all cases, whether a Separation from Service has occurred shall be determined by the Committee in accordance with Code Section 409A.

Except in the case of an Employee on a bona fide leave of absence as provided below, an Employee is deemed to have incurred a Separation from Service if the Employer and the Employee reasonably anticipated that the level of services to be performed by the Employee after a date certain, whether as an Employee or in a consulting capacity, would be reduced to 20% or less of the average services rendered by the Employee during the immediately preceding 36-month period (or the total period of employment, if less than 36 months), disregarding periods during which the Employee was on a bona fide leave of absence.

An Employee who is absent from work due to military leave, sick leave, or other bona fide leave of absence shall incur a Separation from Service on the first date immediately following the later of: (i) the six month anniversary of the commencement of the leave, or (ii) the expiration of the Employee’s right, if any, to reemployment under statute or contract.

If a Participant is both a Director and an Employee, the services provided as a Director shall be disregarded in determining whether there has been a Separation from Service as an Employee , provided that the Plan is not required to be aggregated with any plans in which the Participant participates as a Director in accordance with the rules of Treasury Regulation Section 1.409A-1(c)(2)(ii).

For purposes of determining whether a Separation from Service has occurred, the Employer means the Employer as defined in Section 2.24 of the Plan, except that in applying Code sections 1563(a)(1), (2) and (3) for purposes of determining whether another organization is an Affiliate of the Company under Code Section 414(b), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining whether another organization is an Affiliate of the Company under Code Section 414(c), “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in those sections.

The Committee specifically reserves the right to determine whether a sale or other disposition of substantial assets to an unrelated party constitutes a Separation from Service with respect to a Participant providing services to the seller immediately prior to the transaction and providing services to the buyer after the transaction. Such determination shall be made in accordance with the requirements of Code Section 409A.

2.37    Specified Date Account. Specified Date Account means an Account established by the Committee to record the amounts payable at a future date as specified in the Participant’s Compensation Deferral Agreement. Unless otherwise determined by the Committee, a Participant may maintain no more than five Specified Date Accounts. A Specified Date Account may be identified in enrollment materials as an “In-Service Account” or such other name as established by the Committee without affecting the meaning thereof.

2.38    Specified Date Benefit. Specified Date Benefit means the benefit payable to a Participant under the Plan in accordance with Section 6.1(b).

2.39    Specified Employee. Specified Employee means an Employee who, as of the date of his or her Separation from Service, is a “key employee” of the Company or any Affiliate, any stock of which is actively traded on an established securities market or otherwise.

An Employee is a key employee if he or she meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with applicable regulations thereunder and without regard to Code Section 416(i)(5)) at any time during the 12-month period ending on the Specified Employee Identification Date. Such Employee shall be treated as a key employee for the entire 12-month period beginning on the Specified Employee Effective Date.

For purposes of determining whether an Employee is a Specified Employee, the compensation of the Employee shall be determined in accordance with the definition of compensation provided under Treas. Reg. Section 1.415(c)-2(d)(2) (wages, salaries, fees for professional services, and other amounts received for personal services actually rendered in the course of employment with the employer maintaining the plan, to the extent such amounts are includible in gross income or would be includible but for an election under section 125(a), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k) or 457(b), including the earned income of a self-employed individual); provided, however, that, with respect to a nonresident alien who is not a Participant in the Plan, compensation shall not include compensation that is not includible in the gross income of the Employee under Code Sections 872, 893, 894, 911, 931 and 933, provided such compensation is not effectively connected with the conduct of a trade or business within the United States.

In the event of corporate transactions described in Treas. Reg. Section 1.409A-1(i)6), the identification of Specified Employees shall be determined in accordance with the default rules described therein, unless the Employer elects to utilize the available alternative methodology through designations made within the timeframes specified therein.

2.40    Specified Employee Identification Date. Specified Employee Identification Date means December 31st.

2.41    Specified Employee Effective Date. Specified Employee Effective Date means the first day of the fourth month following the Specified Employee Identification Date.

2.42    Substantial Risk of Forfeiture. Substantial Risk of Forfeiture means the description specified in Treas. Reg. Section 1.409A-1(d).

2.43    Termination Benefit. Termination Benefit means the benefit payable to a Participant under the Plan following the Participant’s Separation from Service.

2.44    Unforeseeable Emergency. Unforeseeable Emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s dependent (as defined in Code section 152, without regard to section 152(b)(1), (b)(2), and (d)(1)(B)), or a Beneficiary; loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The types of events which may qualify as an Unforeseeable Emergency may be limited by the Committee.

2.45    Valuation Date. Valuation Date means each Business Day.

2.46    Year of Service. Year of Service means each 12-month period of continuous service with the Employer.

ARTICLE 3

ELIGIBILITY AND PARTICIPATION

3.1    Eligibility and Participation. An Eligible Employee becomes a Participant upon the earlier to occur of: (i) a credit of Company Contributions under Article V, or (ii) receipt of notification of eligibility to participate.

3.2    Duration. A Participant shall be eligible to defer Compensation and receive allocations of Company Contributions, subject to the terms of the Plan, for as long as such Participant remains an Eligible Employee. A Participant who is no longer an Eligible Employee but has not Separated from Service may not defer Compensation under the Plan beyond the Plan Year in which he or she became ineligible but may otherwise exercise all of the rights of a Participant under the Plan with respect to his or her Account(s). On and after a Separation from Service, a Participant shall remain a Participant as long as his or her Account Balance is greater than zero (0), and during such time may continue to make allocation elections as provided in Section 8.4. An individual shall cease being a Participant in the Plan when all benefits under the Plan to which he or she is entitled have been paid.

ARTICLE 4

DEFERRALS

4.1    Deferral Elections, Generally.

(a)    A Participant may elect to defer Compensation by submitting a Compensation Deferral Agreement during the enrollment periods established by the Committee and in the manner specified by the Committee, but in any event, in accordance with Section 4.2. A Compensation Deferral Agreement that is not timely filed with respect to a service period or component of Compensation shall be considered void and shall have no effect with respect to such service period or Compensation. The Committee may modify any Compensation Deferral Agreement prior to the date the election becomes irrevocable under the rules of Section 4.2.

(b)    The Participant shall specify on his or her Compensation Deferral Agreement the amount of Deferrals and whether to allocate Deferrals to a Retirement/Termination Account or to a Specified Date Account. If no designation is made, Deferrals shall be allocated to the Retirement/Termination Account. A Participant may also specify in his or her Compensation Deferral Agreement the Payment Schedule applicable to his or her Plan Accounts. If the Payment Schedule is not specified in a Compensation Deferral Agreement, the Payment Schedule shall be the Payment Schedule specified in Section 6.2.

(c)    For Pre-2018 Deferrals, Participants were permitted to contribute their aggregate Deferrals for all Plan Years to a single Retirement/Termination Account and up to a maximum of five (5) Specified Date Accounts. For Post-2017 Deferrals, with respect to each Plan year Participants may make different distribution elections in their Compensation Deferral Agreement for Deferrals elected to be contributed to their Retirement/Termination Account and/or Specified Date Account, such that each Plan Year may have a separate Retirement/Termination Account and/or Specified Date Account.

4.2    Timing Requirements for Compensation Deferral Agreements.

(a)    First Year of Eligibility. In the case of the first year in which an Eligible Employee becomes eligible to participate in the Plan, he or she has up to 30 days following his or her initial eligibility to submit a Compensation Deferral Agreement with respect to Compensation to be earned during such year. The Compensation Deferral Agreement described in this paragraph becomes irrevocable upon the end of such 30-day period. The determination of whether an Eligible Employee may file a Compensation Deferral Agreement under this paragraph shall be determined in accordance with the rules of Code Section 409A, including the provisions of Treas. Reg. Section 1.409A-2(a)(7).

A Compensation Deferral Agreement filed under this paragraph applies only to Compensation earned on and after the date the Compensation Deferral Agreement becomes irrevocable.

(b)    Prior Year Election. Except as otherwise provided in this Section 4.2, Participants may defer Compensation by filing a Compensation Deferral Agreement no later than December 31 of the year prior to the year in which the Compensation to be deferred is earned. A Compensation Deferral Agreement described in this paragraph shall become irrevocable with respect to such Compensation as of December 31 of the year prior to the year in which the Compensation to be deferred is earned.

(c)    Performance-Based Compensation. Participants may file a Compensation Deferral Agreement with respect to Performance-Based Compensation no later than the date that is six months before the end of the performance period, provided that:

(i)    the Participant performs services continuously from the later of the beginning of the performance period or the date the criteria are established through the date the Compensation Deferral Agreement is submitted and becomes irrevocable; and

(ii)    the Compensation is not readily ascertainable as of the date the Compensation Deferral Agreement is filed.

A Compensation Deferral Agreement becomes irrevocable with respect to Performance-Based Compensation as of the latest date for filing such election. Any election to defer Performance-Based Compensation that is made in accordance with this paragraph and that becomes payable as a result of the Participant’s death or disability (as defined in Treas. Reg. Section 1.409A-1(e)) or upon a Change in Control (as defined in Treas. Reg. Section 1.409A-3(i)(5)) prior to the satisfaction of the performance criteria, will be void.

(d)    Fiscal Year Compensation. A Participant may defer Fiscal Year Compensation by filing a Compensation Deferral Agreement prior to the first day of the fiscal year or years in which such Fiscal Year Compensation is earned. The Compensation Deferral Agreement described in this paragraph becomes irrevocable on the date immediately preceding the first day of the fiscal year or years to which it applies.

(e)    Short-Term Deferrals. Compensation that meets the definition of a “short-term deferral” described in Treas. Reg. Section 1.409A-1(b)(4) may be deferred in accordance with the rules of Article VII, applied as if the date the Substantial Risk of Forfeiture lapses is the date payments were originally scheduled to commence, provided, however, that the provisions of Section 7.3 shall not apply to payments attributable to a Change in Control (as defined in Treas. Reg. Section 1.409A-3(i)(5)).

(f)    Certain Forfeitable Rights. With respect to a legally binding right to a payment in a subsequent year that is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least 12 months from the date the Participant obtains the legally binding right, an election to defer such Compensation may be made on or before the 30th day after the Participant obtains the legally binding right to the Compensation, provided that the election is made at least 12 months in advance of the earliest date at which the forfeiture condition could lapse. The Compensation Deferral Agreement described in this paragraph becomes irrevocable upon such 30th day. If the forfeiture condition applicable to the payment lapses before the end of the required service period as a result of the Participant’s death or disability (as defined in Treas. Reg. Section 1.409A-3(i)(4)) or upon a Change in Control (as defined in Treas. Reg. Section 1.409A-3(i)(5)), the Compensation Deferral Agreement will be void unless it would be considered timely under another rule described in this Section.

(g)    Company Awards. Participating Employers may unilaterally provide for deferrals of Company awards prior to the date of such awards. Deferrals of Company awards (such as sign-on, retention, or severance pay) may be negotiated with a Participant prior to the date the Participant has a legally binding right to such Compensation.

(h)    “Evergreen” Deferral Elections.

(i)    The Committee, in its discretion, may provide in the Compensation Deferral Agreement that such Compensation Deferral Agreement will continue in effect for each subsequent year or performance period. Such “evergreen” Compensation Deferral Agreements will become effective with respect to an item of Compensation on the date such election becomes irrevocable under this Section 4.2. An evergreen Compensation Deferral Agreement may be terminated or modified prospectively with respect to Compensation for which such election remains revocable under this Section 4.2. A Participant whose Compensation Deferral Agreement is cancelled in accordance with Section 4.6 will be required to file a new Compensation Deferral Agreement under this Article IV in order to recommence Deferrals under the Plan.

(ii)    With respect to Pre-2018 Deferrals, “evergreen” Compensation Deferral Agreements were in effect. Commencing with Post-2017 Deferrals, “evergreen” elections do not apply, unless otherwise set forth in the Compensation Deferral Agreement.

4.3    Allocation of Deferrals. A Compensation Deferral Agreement may allocate Deferrals to one or more Specified Date Accounts and/or to the Retirement/Termination Account. The Committee may, in its discretion, establish a minimum deferral period for the establishment of a Specified Date Account (for example, the third Plan Year following the year Compensation is allocated to such accounts.).

4.4    Deductions from Pay. The Committee has the authority to determine the payroll practices under which any component of Compensation subject to a Compensation Deferral Agreement will be deducted from a Participant’s Compensation.

4.5    Vesting. Participant Deferrals shall be 100% vested at all times.

4.6    Cancellation of Deferrals. The Committee may cancel a Participant’s Deferrals: (i) for the balance of the Plan Year in which an Unforeseeable Emergency occurs, (ii) if the Participant receives a hardship distribution under the Employer’s qualified 401(k) plan, through the end of the Plan Year in which the six month anniversary of the hardship distribution falls, and (iii) during periods in which the Participant is unable to perform the duties of his or her position or any substantially similar position due to a mental or physical impairment that can be expected to result in death or last for a continuous period of at least six months, provided cancellation occurs by the later of the end of the taxable year of the Participant or the 15th day of the third month following the date the Participant incurs the disability (as defined in this paragraph (iii)).

ARTICLE 5

COMPANY CONTRIBUTIONS

5.1    Discretionary Company Contributions. The Participating Employer may, from time to time in its sole and absolute discretion, credit discretionary Company Contributions to any Participant in any amount determined by the Participating Employer. Such contributions will be credited to a Participant’s Retirement/Termination Account.

5.2    Matching Company Contributions. The Participating Employer may, from time to time in its sole and absolute discretion, credit matching Company Contributions to the Accounts of Participants in any amount determined by the Participating Employer. Such contributions will be credited to a Participant’s Retirement/Termination Account.

5.3    Vesting. Discretionary Company Contributions described in Section 5.1, above, and the Earnings thereon, shall vest in accordance with the vesting schedule(s) established by the Committee at the time that the Company Contribution is made. Unless otherwise determined by the Company at the time such Matching Company Contributions are approved, any Matching Company Contributions described in Section 5.2 above, and the Earnings thereon, shall vest in accordance with the vesting schedule applicable to matching contributions under the Participating Employer’s qualified 401(k) plan. All Company Contributions shall become 100% vested upon the occurrence of the earliest of: (i) the death of the Participant while actively employed, (ii) the Participant’s disability as determined under a disability plan of the Participating Employer, or applying the disability definition under such plan if the Participant is not covered by such plan, or (iii) a Change in Control. The Participating Employer may, at any time, in its sole discretion, increase a Participant’s vested interest in a Company Contribution. The portion of a Participant’s Accounts that remains unvested upon his or her Separation from Service after the application of the terms of this Section 5.3 shall be immediately forfeited.

5.4    Safe Harbor Matching Contributions. Commencing January 1, 2017 the Participating Employer shall credit matching Company Contributions to Participant Accounts as provided in this Section 5.4 (the “Safe Harbor Matching Contributions”).    With respect to each Participant, the Safe Harbor Matching Contributions will be equal to 100% of the Participant’s Deferrals up to the first 3% of such Participant’s Compensation plus 50% of the Participant’s Deferrals between 3% and 5% of the Participant’s Compensation. Any Safe Harbor Matching contributions will be credited to the Participant’s Retirement/Termination Account no later than ninety (90) days following the end of the Plan Year for which the Participant Deferrals were made. Safe Harbor Matching Contributions will vest 20% on each anniversary of the Participant’s date of hire so that the Participant is 100% vested in all Safe Harbor Matching Contributions on the fifth anniversary of the Participant’s date of hire with the Participating

Employer, subject to the Participant’s continued employment with the Participating Employer through the applicable vesting dates. All Safe Harbor Matching Contributions shall become 100% vested upon the occurrence of the earliest of: (i) the death of the Participant while actively employed, (ii) the Participant’s disability as determined under a disability plan of the Participating Employer, or applying the disability definition under such plan if the Participant is not covered by such plan, a (iii) Change in Control, or (iv) the Participant attaining age 65. The Participating Employer may, at any time, in its sole discretion, increase a Participant’s vested interest in a Safe Harbor Matching Contribution. The portion of a Participant’s Accounts that remains unvested upon his or her Separation from Service after the application of the terms of this Section 5.4 shall be forfeited.

ARTICLE 6

BENEFITS

6.1    Benefits, Generally. A Participant shall be entitled to the following benefits under the Plan:

(a)    Termination Benefit. Upon the Participant’s Separation from Service for reasons other than death, he or she shall be entitled to a Termination Benefit. The Termination Benefit shall be equal to the vested portion of the Retirement/Termination Account and, if the Participant Separates from Service prior to the year payments from a Specified Date Account are scheduled to commence, the vested balances of any such Specified Date Accounts. Payment of the Termination Benefit will be made as follows:

(i)    If the Participant Separates from Service on or before June 30th of a calendar year, payment of the Termination Benefit will begin on January 1st of the calendar year immediately following the calendar year in which Separation from Service occurs.

(ii)    If the Participant Separates from Service on or after July 1st of a calendar year, payment of the Termination Benefit will begin on July 1st of the calendar year immediately following the calendar year in which Separation from Service occurs.

(iii)    If any part of the Termination Benefit is to be paid in the form of installments, the timing of such payments shall be made as provided in Section 6.2(d).

(b)    Specified Date Benefit. If the Participant has established one or more Specified Date Accounts, he or she shall be entitled to a Specified Date Benefit with respect to each such Specified Date Account. The Specified Date Benefit shall be equal to the vested portion of the Specified Date Account. Payment of the Specified Date Benefit will be made or begin in January of the year designated by the Participant; provided, however, that if a Participant Separates from Service prior to the year designated, payment will be instead made in accordance with the most recent Participant payment election applicable to the Retirement/Termination Account as provided further in Section 6.2(c)

(c)    Death Benefit. In the event of the Participant’s death, his or her designated Beneficiary(ies) shall be entitled to a Death Benefit. The Death Benefit shall be equal to the vested portion of the Retirement/Termination Account and the unpaid balances of any Specified Date Accounts, with such payment made as soon as practicable following the Participant’s death, but in no event later than December 31st of the calendar year following the calendar year that includes the Participant’s death.

(d)    Change in Control. A Participant will receive his or her Account Balances in a single lump sum payment equal to the unpaid balance of all of his or her Accounts within ninety (90) days following a Change in Control; provided, however, that with respect to any Participant who is a Specified Employee and who had a Separation from Service prior to the date of the Change in Control, such payment shall not be made until after expiration of the six month period following the date he or she Separates from Service, if later, to the extent necessary to avoid adverse tax consequences to such Participant under Section 409A.

(e)    Unforeseeable Emergency Payments. A Participant who experiences an Unforeseeable Emergency may submit a written request to the Committee to receive payment of all or any portion of his or her vested Accounts. Whether a Participant or Beneficiary is faced with an Unforeseeable Emergency permitting an emergency payment shall be determined by the Committee based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of Unforeseeable Emergency may not be made to the extent that such emergency is or may be reimbursed through insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of Deferrals under this Plan. If an emergency payment is approved by the Committee, the amount of the payment shall not exceed the amount reasonably necessary to satisfy the need, taking into account the additional compensation that is available to the Participant as the result of cancellation of deferrals to the Plan, including amounts necessary to pay any taxes or penalties that the Participant reasonably anticipates will result from the payment. The amount of the emergency payment shall be subtracted first from the vested portion of the Participant’s Retirement/Termination Account until depleted and then from the vested Specified Date Accounts, beginning with the Specified Date Account with the latest payment commencement date. Emergency payments shall be paid in a single lump sum within the 90-day period following the date the payment is approved by the Committee.

6.2    Form of Payment.

(a)    Pre-2018 Deferrals Termination Benefit. A Participant who is entitled to receive a Termination Benefit with respect to Pre-2018 Deferrals shall receive payment of such benefit in a single lump sum, unless the Participant elects on his or her initial Compensation Deferral Agreement to have such benefit paid in one of the following alternative forms of payment (i) substantially equal annual installments over a period of two to twenty years, as elected by the Participant, or (ii) a lump sum payment of a percentage of the balance in the Retirement/Termination Account, with the balance paid in substantially equal annual installments over a period of two to twenty years, as elected by the Participant. Such payments will be made at the time specified in Section 6.1(a).

(b)    Post-2017 Deferrals Termination Benefit. A Participant who is entitled to receive a Termination Benefit with respect to Post-2017 Deferrals shall receive payment of such benefit in a single lump sum, unless the Participant elects to have such benefit paid in substantially equal annual installments over a period of two to ten years, as elected by the Participant. A Participant may make different payment elections for Deferrals for separate Plan Years with respect to the Termination Benefit. Such payments will be made at the time specified in Section 6.1(a).

(c)    Specified Date Benefit. The Specified Date Benefit shall be paid in a single lump sum, unless the Participant elects on the Compensation Deferral Agreement with which the account was established to have the Specified Date Account paid in substantially equal annual installments over a period of two to ten years, as elected by the Participant, and such payments will be made at the time specified in Section 6.1(b); provided, however, that if a Participant Separates from Service prior to the year designated for commencement of payment(s) from a Specified Date Account, such Account will be distributed in accordance with the election applicable to the most recently effective Participant form of distribution election made for the Retirement/Termination Account pursuant to Section 6.2(b) and will instead be paid at the time specified in Section 6.1(a).

(d)    Rules Applicable to Installment Payments. If a Payment Schedule specifies installment payments (without any lump sum percentage), the first installment payment shall be made on the applicable payment commencement date and subsequent installment payments shall be made on each subsequent January until the number of installment payments specified in the Payment Schedule has been paid. If a lump sum equal to less than 100% of the Retirement/Termination Account is elected (with respect to Pre-2018 Deferrals), the lump sum amount will be paid on the payment commencement date and the payment date for the first installment form of payment will be January of the following calendar year, with any subsequent installment payments to continue on each subsequent January until the number of installment payments specified in the Payment Schedule has been paid. In cases, the amount of each installment payment shall be determined by dividing (a) by (b), where (a) equals the Account Balance at the time of payment and (b) equals the remaining number of installment payments. For purposes of Article VII, installment payments will be treated as a single form of payment.

(e)    Death Benefit. A designated Beneficiary who is entitled to receive a Death Benefit shall receive payment of such benefit in a single lump sum at the time specified in Section 6.1(c).

(f)    Change in Control. In the event of a Change in Control each Participant will receive the value of his or her entire Account Balances in a single lump sum payment. Such payment will be made at the time specified in Section 6.1(d).

(g)    Small Account Balances. The Committee shall pay the value of the entire Participant’s Account Balance in a single lump sum if the Participant’s entire Account Balance, including any Specified Date Account balances, at Separation from Service is less than $50,000, which payment will be made at the time specified in Section 6.1(a), as applicable. Further, the Committee may direct that all of a Participant’s Account Balances will be distributed in a single lump sum if the Account Balances are not greater than the applicable dollar amount under Code Section 402(g)(1)(B), provided the payment represents the complete liquidation of the Participant’s interest in the Plan.

6.3    Administrative Discretion with Regard to Timing of Payments. Notwithstanding anything to the contrary in this Article VI, the Committee may make a payment at the time specified in the preceding paragraphs or at a later date that falls in the same calendar year as the specified time or, if later, by the 15th day of the third calendar month following the time specified, provided the Participant is not permitted, directly or indirectly, to designate the taxable year in which payment will be made. Further, except as necessary so that no Termination Benefit is payable within the six month period following any Separation From Service of a Specified Employee, the Committee may make a payment up to 30 days preceding the time specified in the preceding paragraphs, provided the Participant is not permitted, directly or indirectly, to designate the taxable year in which the payment will be made.

6.4    Acceleration of or Delay in Payments. The Committee, in its sole and absolute discretion, may elect to accelerate the time or form of payment of a benefit owed to the Participant hereunder, provided such acceleration is permitted under Treas. Reg. Section 1.409A-3(j)(4) and explicitly reserves the right to make such election. The Committee may also, in its sole and absolute discretion, delay the time for payment of a benefit owed to the Participant hereunder, to the extent permitted under Treas. Reg. Section 1.409A-2(b)(7). If the Plan receives a domestic relations order (within the meaning of Code Section 414(p)(1)(B)) directing that all or a portion of a Participant’s Accounts be paid to an “alternate payee,” any amounts to be paid to the alternate payee(s) shall be paid in a single lump sum.

6.5    Designation of Beneficiaries.

(a)    In General. The Participant shall designate a Beneficiary on the forms provided by the Committee or on such terms and conditions as the Committee may prescribe. No such designation shall become effective unless filed with the Committee during the Participant’s lifetime. Any designation shall remain in effect until a new designation is filed with the Committee; provided, however, that in the event a Participant designates his or her spouse as a Beneficiary, such designation shall be automatically revoked upon the dissolution of the marriage unless, following such dissolution, the Participant submits a new designation naming the former spouse as a Beneficiary. A Participant may from time to time change his or her designated Beneficiary without the consent of a previously-designated Beneficiary by filing a new designation with the Committee.

(b)    No Beneficiary. If a designated Beneficiary does not survive the Participant, or if there is no valid Beneficiary designation, amounts payable under the Plan upon the death of the Participant shall be paid to the Participant’s spouse, or if there is no surviving spouse, then to the duly appointed and currently acting personal representative of the Participant’s estate.

ARTICLE 7

MODIFICATIONS TO PAYMENT SCHEDULES

7.1    Participant’s Right to Modify. A Participant may modify the Payment Schedules applicable to a Specified Date Account, consistent with the permissible Payment Schedules available under the Plan, provided such modification complies with the requirements of this Article VII. No modifications may be made to Payment Schedules for a Participant’s Retirement/Termination Account.

7.2    Time of Election. The date on which a modification election is submitted to the Committee must be at least 12 months prior to the date on which payment is scheduled to commence under the Payment Schedule in effect prior to the modification.

7.3    Date of Payment under Modified Payment Schedule. The date payments are to commence under the modified Payment Schedule must be no earlier than five years after the date payment would have commenced under the original Payment Schedule. Under no circumstances may a modification election result in an acceleration of payments in violation of Code Section 409A.

7.4    Effective Date. A modification election submitted in accordance with this Article VII is irrevocable upon receipt by the Committee and becomes effective 12 months after such date.

7.5    Effect on Accounts. An election to modify a Payment Schedule is specific to the Account or payment event to which it applies, and shall not be construed to affect the Payment Schedules of any other Accounts.

ARTICLE 8

VALUATION OF ACCOUNT BALANCES; INVESTMENTS

8.1    Valuation. Deferrals shall be credited to appropriate Accounts on the date such Compensation would have been paid to the Participant absent the Compensation Deferral Agreement. Company Contributions shall be credited to the Retirement/Termination Account at the times determined by the Committee. Valuation of Accounts shall be performed under procedures approved by the Committee.

8.2    Earnings Credit. Each Account will be credited with Earnings on each Business Day, based upon the Participant’s investment allocation among a menu of investment options selected in advance by the Committee, in accordance with the provisions of this Article VIII (“investment allocation”).

8.3    Investment Options. Investment options will be determined by the Committee. The Committee, in its sole discretion, shall be permitted to add or remove investment options from the Plan menu from time to time, provided that any such additions or removals of investment options shall not be effective with respect to any period prior to the effective date of such change.

8.4    Investment Allocations. A Participant’s investment allocation constitutes a deemed, not actual, investment among the investment options comprising the investment menu. At no time shall a Participant have any real or beneficial ownership in any investment option included in the investment menu, nor shall the Participating Employer or any trustee acting on its behalf have any obligation to purchase actual securities as a result of a Participant’s investment allocation. A Participant’s investment allocation shall be used solely for purposes of adjusting the value of a Participant’s Account Balances.

A Participant shall specify an investment allocation for each of his Accounts in accordance with procedures established by the Committee. Allocation among the investment options must be designated in increments of 1%. The Participant’s investment allocation will become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Committee, the next Business Day.

A Participant may change an investment allocation on any Business Day, both with respect to future credits to the Plan and with respect to existing Account Balances, in accordance with procedures adopted by the Committee. Changes shall become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Committee, the next Business Day, and shall be applied prospectively.

8.5    Unallocated Deferrals and Accounts. If the Participant fails to make an investment allocation with respect to an Account, such Account shall be invested in an investment option, the primary objective of which is the preservation of capital, as determined by the Committee.

8.6    Company Stock. The Committee may include Company Stock as one of the investment options described in Section 8.3. The Committee may, in its sole discretion, limit the investment allocation of Company Contributions to Company Stock. The Committee may also require Deferrals consisting of equity-based Compensation to be allocated to Company Stock.

8.7    Diversification. A Participant may not re-allocate an investment in Company Stock into another investment option. The portion of an Account that is invested in Company Stock will be paid under Article VI in the form of whole shares of Company Stock.

8.8    Effect on Installment Payments. If an Account is to be paid in installments, the Committee will determine the portion of each payment that will be paid in the form of Company Stock.

8.9    Dividend Equivalents. Dividend equivalents with respect to Company Stock will be credited to the applicable Accounts in the form of additional shares or units of Company Stock.

ARTICLE 9

ADMINISTRATION

9.1    Plan Administration. This Plan shall be administered by the Committee which shall have discretionary authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and to utilize its discretion to decide or resolve any and all questions, including but not limited to eligibility for benefits and interpretations of this Plan and its terms, as may arise in connection with the Plan. Claims for benefits shall be filed with the Committee and resolved in accordance with the claims procedures in Article XII.

9.2    Administration Upon Change in Control. Upon a Change in Control, the Committee, as constituted immediately prior to such Change in Control, shall continue to act as the Committee. The individual who was the Chief Executive Officer of the Company Parent (or if such person is unable or unwilling to act, the next highest ranking officer) prior to the Change in Control shall have the authority (but shall not be obligated) to appoint an independent third party to act as the Committee.

Upon such Change in Control, the Company may not remove the Committee, unless 2/3rds of the members of the Board of Directors of the Company Parent and a majority of Participants and Beneficiaries with Account Balances consent to the removal and replacement of the Committee. Notwithstanding the foregoing, neither the Committee nor the officer described above shall have authority to direct investment of trust assets under any rabbi trust described in Section 11.2.

The Participating Employer shall, with respect to the Committee identified under this Section: (i) pay all reasonable expenses and fees of the Committee, (ii) indemnify the Committee (including individuals serving as Committee members) against any costs, expenses and liabilities including, without limitation, attorneys’ fees and expenses arising in connection with the performance of the Committee’s duties hereunder, except with respect to matters resulting from the Committee’s gross negligence or willful misconduct, and (iii) supply full and timely information to the Committee on all matters related to the Plan, any rabbi trust, Participants, Beneficiaries and Accounts as the Committee may reasonably require.

9.3    Withholding. The Participating Employer shall have the right to withhold from any payment due under the Plan (or with respect to any amounts credited to the Plan) any taxes required by law to be withheld in respect of such payment (or credit). Withholdings with respect to amounts credited to the Plan shall be deducted from Compensation that has not been deferred to the Plan.

9.4    Indemnification. The Participating Employers shall indemnify and hold harmless each employee, officer, director, agent or organization, to whom or to which are delegated duties, responsibilities, and authority under the Plan or otherwise with respect to administration of the Plan, including, without limitation, the Committee and its agents, against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him or it (including but not limited to reasonable attorney fees) which arise as a result of his or its actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Participating Employer. Notwithstanding the foregoing, the Participating Employer shall not indemnify any person or organization if his or its actions or failure to act are due to gross negligence or willful misconduct or for any such amount incurred through any settlement or compromise of any action unless the Participating Employer consents in writing to such settlement or compromise.

9.5    Delegation of Authority. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who shall be legal counsel to the Company and/or the Company Parent.

9.6    Binding Decisions or Actions. The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations thereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

ARTICLE 10

AMENDMENT AND TERMINATION

10.1    Amendment and Termination. The Company may at any time and from time to time amend the Plan or may terminate the Plan as provided in this Article X. Each Participating Employer may also terminate its participation in the Plan.

10.2    Amendments. The Company, by action taken by the Board of Directors of the Company Parent, may amend the Plan at any time and for any reason, provided that any such amendment shall not reduce the vested Account Balances of any Participant accrued as of the date of any such amendment or restatement (as if the Participant had incurred a voluntary Separation from Service on such date) or reduce any rights of a Participant under the Plan or other Plan features with respect to Deferrals made prior to the date of any such amendment or restatement without the consent of the Participant. The Compensation Committee of the Board of Directors of the Company Parent has the authority to amend the Plan without the consent of the Board of Directors of the Company Parent for the purpose of: (i) conforming the Plan to the requirements of law; (ii) facilitating the administration of the Plan; (iii) clarifying provisions based on the Committee’s interpretation of the document; and (iv) making such other amendments as the Board of Directors of the Company Parent may authorize.

10.3    Termination. The Company, by action taken by the Board of Directors of the Company Parent, may terminate the Plan and pay Participants and Beneficiaries their Account Balances in a single lump sum at any time, to the extent and in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix). If a Participating Employer terminates its participation in the Plan, the benefits of affected Employees shall be paid at the time provided in Article VI.

10.4    Accounts Taxable Under Code Section 409A. The Plan is intended to constitute a plan of deferred compensation that meets the requirements for deferral of income taxation under Code Section 409A. The Committee, pursuant to its authority to interpret the Plan, may sever from the Plan or any Compensation Deferral Agreement any provision or exercise of a right that otherwise would result in a violation of Code Section 409A.

ARTICLE 11

INFORMAL FUNDING

11.1    General Assets. Obligations established under the terms of the Plan may be satisfied from the general funds of the Participating Employers, or a trust described in this Article XI. No Participant, spouse or Beneficiary shall have any right, title or interest whatever in assets of the Participating Employers. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Participating Employers and any Employee, spouse, or Beneficiary. To the extent that any person acquires a right to receive payments hereunder, such rights are no greater than the right of an unsecured general creditor of the Participating Employer.

11.2    Rabbi Trust. A Participating Employer may, in its sole discretion, establish a grantor trust, commonly known as a rabbi trust, as a vehicle for accumulating assets to pay benefits under the Plan. Payments under the Plan may be paid from the general assets of the Participating Employer or from the assets of any such rabbi trust. Payment from any such source shall reduce the obligation owed to the Participant or Beneficiary under the Plan.

ARTICLE 12

CLAIMS

12.1    Filing a Claim. Any controversy or claim arising out of or relating to the Plan shall be filed in writing with the Committee which shall make all determinations concerning such claim. Any claim filed with the Committee and any decision by the Committee denying such claim shall be in writing and shall be delivered to the Participant or Beneficiary filing the claim (the “Claimant”).

(a)    In General. Notice of a denial of benefits (other than Disability benefits) will be provided within 90 days of the Committee’s receipt of the Claimant’s claim for benefits. If the Committee determines that it needs additional time to review the claim, the Committee will provide the Claimant with a notice of the extension before the end of the initial 90-day period. The extension will not be more than 90 days from the end of the initial 90-day period and the notice of extension will explain the special circumstances that require the extension and the date by which the Committee expects to make a decision.

(b)    Disability Benefits. Notice of denial of Disability benefits will be provided within forty-five (45) days of the Committee’s receipt of the Claimant’s claim for Disability benefits. If the Committee determines that it needs additional time to review the Disability claim, the Committee will provide the Claimant with a notice of the extension before the end of the initial 45-day period. If the Committee determines that a decision cannot be made within the first extension period due to matters beyond the control of the Committee, the time period for making a determination may be further extended for an additional 30 days. If such an additional extension is necessary, the Committee shall notify the Claimant prior to the expiration of the initial 30-day extension. Any notice of extension shall indicate the circumstances necessitating the extension of time, the date by which the Committee expects to furnish a notice of decision, the specific standards on which such entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim and any additional information needed to resolve those issues. A Claimant will be provided a minimum of 45 days to submit any necessary additional information to the Committee. In the event that a 30-day extension is necessary due to a Claimant’s failure to submit information necessary to decide a claim, the period for furnishing a notice of decision shall be tolled from the date on which the notice of the extension is sent to the Claimant until the earlier of the date the Claimant responds to the request for additional information or the response deadline.

(c)    Contents of Notice. If a claim for benefits is completely or partially denied, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language. The notice shall: (i) cite the pertinent provisions of the Plan document, and (ii) explain, where appropriate, how the Claimant can perfect the claim, including a description of any additional material or information necessary to complete the claim and why such material or information is necessary. The claim denial also shall include an explanation of the claims review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision on review. In the case of a complete or partial denial of a Disability benefit claim, the notice shall provide a statement that the Committee will provide to the Claimant, upon request and free of charge, a copy of any internal rule, guideline, protocol, or other similar criterion that was relied upon in making the decision.

12.2    Appeal of Denied Claims. A Claimant whose claim has been completely or partially denied shall be entitled to appeal the claim denial by filing a written appeal with a committee designated to hear such appeals (the “Appeals Committee”). In the absence of any such designation, the Appeals Committee shall be the Committee. A Claimant who timely requests a review of the denied claim (or his or her authorized representative) may review, upon request and free of charge, copies of all documents, records and other information relevant to the denial and may submit written comments, documents, records and other information relevant to the claim to the Appeals Committee. All written comments, documents, records, and other information shall be considered “relevant” if the information: (i) was relied upon in making a benefits determination, (ii) was submitted, considered or generated in the course of making a benefits decision regardless of whether it was relied upon to make the decision, or (iii) demonstrates compliance with administrative processes and safeguards established for making benefit decisions. The Appeals Committee may, in its sole discretion and if it deems appropriate or necessary, decide to hold a hearing with respect to the claim appeal.

(a)    In General. Appeal of a denied benefits claim (other than a Disability benefits claim) must be filed in writing with the Appeals Committee no later than 60 days after receipt of the written notification of such claim denial. The Appeals Committee shall make its decision regarding the merits of the denied claim within 60 days following receipt of the appeal (or within 120 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeals Committee expects to render the determination on review. The review will take into account comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.

(b)    Disability Benefits. Appeal of a denied Disability benefits claim must be filed in writing with the Appeals Committee no later than 180 days after receipt of the written notification of such claim denial. The review shall be conducted by the Appeals Committee (exclusive of the person who made the initial adverse decision or such person’s subordinate). In reviewing the appeal, the Appeals Committee shall: (i) not afford deference to the initial denial of the claim, (ii) consult a medical professional who has appropriate training and experience in the field of medicine relating to the Claimant’s disability and who was neither consulted as part of the initial denial nor is the subordinate of such individual, and (iii) identify the medical or vocational experts whose advice was obtained with respect to the initial benefit denial, without regard to whether the advice was relied upon in making the decision. The Appeals Committee shall make its decision regarding the merits of the denied claim within 45 days following receipt of the appeal (or within 90 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeals Committee expects to render the determination on review. Following its review of any additional information submitted by the Claimant, the Appeals Committee shall render a decision on its review of the denied claim.

(c)    Contents of Notice. If a benefits claim is completely or partially denied on review, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language.

The decision on review shall set forth: (i) the specific reason or reasons for the denial, (ii) specific references to the pertinent Plan provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, or other information relevant (as defined above) to the Claimant’s claim, and (iv) a statement describing any voluntary appeal procedures offered by the plan and a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

(d)    For the denial of a Disability benefit, the notice will also include a statement that the Appeals Committee will provide, upon request and free of charge: (i) any internal rule, guideline, protocol or other similar criterion relied upon in making the decision, (ii) any medical opinion relied upon to make the decision, and (iii) the required statement under Section 2560.503-1(j)(5)(iii) of the Department of Labor regulations.

12.3    Claims Appeals Upon Change in Control. Upon a Change in Control, the Appeals Committee, as constituted immediately prior to such Change in Control, shall continue to act as the Appeals Committee. Upon such Change in Control, the Company may not remove any member of the Appeals Committee, but may replace resigning members if 2/3rds of the members of the Board of Directors of the Company Parent and a majority of Participants and Beneficiaries with Account Balances consent to the replacement.

The Appeals Committee shall have the exclusive authority at the appeals stage to interpret the terms of the Plan and resolve appeals under the Claims Procedure.

Each Participating Employer shall, with respect to the Committee identified under this Section: (i) pay its proportionate share of all reasonable expenses and fees of the Appeals Committee, (ii) indemnify the Appeals Committee (including individual committee members) against any costs, expenses and liabilities including, without limitation, attorneys’ fees and expenses arising in connection with the performance of the Appeals Committee hereunder, except with respect to matters resulting from the Appeals Committee’s gross negligence or willful misconduct, and (iii) supply full and timely information to the Appeals Committee on all matters related to the Plan, any rabbi trust, Participants, Beneficiaries and Accounts as the Appeals Committee may reasonably require.

12.4    Legal Action. A Claimant may not bring any legal action relating to a claim for benefits under the Plan unless and until the Claimant has followed the claims procedures under the Plan and exhausted his or her administrative remedies under such claims procedures.

If a Participant or Beneficiary prevails in a legal proceeding brought under the Plan to enforce the rights of such Participant or any other similarly situated Participant or Beneficiary, in whole or in part, the Participating Employer shall reimburse such Participant or Beneficiary for all legal costs, expenses, attorneys’ fees and such other liabilities incurred as a result of such proceedings. If the legal proceeding is brought in connection with a Change in Control, or a “change in control” as defined in a rabbi trust described in Section 11.2, the Participant or Beneficiary may file a claim directly with the trustee for reimbursement of such costs, expenses and fees. For purposes of the preceding sentence, the amount of the claim shall be treated as if it were an addition to the Participant’s or Beneficiary’s Account Balance.

12.5    Discretion of Appeals Committee. All interpretations, determinations and decisions of the Appeals Committee with respect to any claim shall be made in its sole discretion, and shall be final and conclusive.

ARTICLE 13

GENERAL PROVISIONS

13.1    Assignment. No interest of any Participant, spouse or Beneficiary under this Plan and no benefit payable hereunder shall be assigned as security for a loan, and any such purported assignment shall be null, void and of no effect, nor shall any such interest or any such benefit be subject in any manner, either voluntarily or involuntarily, to anticipation, sale, transfer, assignment or encumbrance by or through any Participant, spouse or Beneficiary. Notwithstanding anything to the contrary herein, however, the Committee has the discretion to make payments to an alternate payee in accordance with the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)).

The Company may assign any or all of its liabilities under this Plan in connection with any restructuring, recapitalization, sale of assets or other similar transactions affecting a Participating Employer without the consent of the Participant.

13.2    No Legal or Equitable Rights or Interest. No Participant or other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan. Participation in this Plan does not give any person any right to be retained in the service of the Participating Employer. The right and power of a Participating Employer to dismiss or discharge an Employee is expressly reserved. The Participating Employers make no representations or warranties as to the tax consequences to a Participant or a Participant’s beneficiaries resulting from a deferral of income pursuant to the Plan.

13.3    No Employment Contract. Nothing contained herein shall be construed to constitute a contract of employment between an Employee and a Participating Employer.

13.4    Notice. Any notice or filing required or permitted to be delivered to the Committee under this Plan shall be delivered in writing, in person, or through such electronic means as is established by the Committee. Notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Written transmission shall be sent by certified mail to:

HORIZON PHARMA, Inc.

Attn: EVP, Chief Human Resources Officer

150 South Saunders Road

Lake Forest, IL 60045

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing or hand-delivered, or sent by mail to the last known address of the Participant.

13.5    Headings. The headings of Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

13.6    Invalid or Unenforceable Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Committee may elect in its sole discretion to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.

13.7    Lost Participants or Beneficiaries. Any Participant or Beneficiary who is entitled to a benefit from the Plan has the duty to keep the Committee advised of his or her current mailing address. If benefit payments are returned to the Plan or are not presented for payment after a reasonable amount of time, the Committee shall presume that the payee is missing. The Committee, after making such efforts as in its discretion it deems reasonable and appropriate to locate the payee, shall stop payment on any uncashed checks and may discontinue making future payments until contact with the payee is restored.

13.8    Facility of Payment to a Minor. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Committee may, in its discretion, make such distribution: (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence, or (ii) to the conservator or committee or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Committee, the Company, and the Plan from further liability on account thereof.

13.9    Governing Law. To the extent not preempted by ERISA, the laws of the State of Illinois shall govern the construction and administration of the Plan.